Exhibit 99.1

INTERSECTIONS INC., OWNER OF CONSUMER SECURITY PLATFORM IDENTITY GUARD®, SIGNS DEFINITIVE AGREEMENT TO BE ACQUIRED BY JOINT VENTURE FORMED BY iSUBSCRIBED AND PARTNERS

Acquisition expected to accelerate growth of iSubscribed’s Intrusta brand, an integrated consumer security platform that manages digital threats

BURLINGTON, MA & CHANTILLY, VA – October 31, 2018 – Intersections Inc. (“Intersections”) (NASDAQ: INTX), a theft protection and privacy services company based in Chantilly, VA, and WC SACD One Parent, Inc. (“WC SACD”), a new joint venture entity formed by iSubscribed, WndrCo and General Catalyst, today announced that they have entered into a definitive merger agreement for the acquisition of Intersections by WC SACD.

Under the terms of the merger agreement, a subsidiary of WC SACD will commence shortly an all-cash tender offer to acquire all of the issued and outstanding shares of Intersections for $3.68 per share. The transaction has been unanimously approved by a Special Committee of the Board of Directors of Intersections comprised of independent and disinterested directors. Certain affiliates of Intersections have agreed, subject to customary conditions, not to tender a majority of their shares into the tender offer, but to roll over such shares in the transaction into an affiliate of WC SACD. Such affiliates have also entered into tender and support agreements with WC SACD pursuant to which they have, among other things, agreed to tender to WC SACD in the offer the shares of Intersections stock that they are not rolling over in the transaction. The transaction is subject to customary closing conditions, including the expiration of the applicable period under the Hart-Scott-Rodino Act and a minimum tender condition that requires the tender of both more than 50 percent of Intersections’ outstanding shares and more than 50 percent of Intersections’ outstanding shares held by stockholders other than directors, executive officers, and rollover participants. The transaction is not subject to any financing contingency. Following the tender offer, WC SACD will effect a second-step merger, pursuant to Section 251(h) of Delaware’s corporate law, for all remaining Intersections shares at the same per share consideration. The transaction is expected to close during the first quarter of 2019, at which time Hari Ravichandran, the CEO and Founder of iSubscribed, is expected to assume the role of CEO of Intersections. It is also expected that shortly after the closing of the acquisition of Intersections by WC SACD, subject to certain conditions, iSubscribed will be merged into WC SACD to combine businesses with Intersections.

In connection with entry into the merger agreement, WC SACD, together with certain existing noteholders of Intersections (who exchanged their existing notes for the New Notes), acquired approximately $34 million of senior secured convertible notes of Intersections (the “New Notes”) at a conversion price of $2.27 per share, the proceeds of which will be used by Intersections to repay in full its existing term loan facility with PEAK6 Investments, L.P. and related transaction costs, and for general working capital purposes.

The vision of iSubscribed and WC SACD is that iSubscribed, through its Intrusta brand and the pending combination with Intersections, will create a unified digital threat protection platform that uses adaptive technology to make it easy for consumers to manage disparate cybersecurity needs. With the addition of Intersections’ Identity Guard® comprehensive identity theft protection solutions, WC SACD and iSubscribed expect the transaction to enhance Intrusta’s digital threat protection offerings beyond antivirus and accelerate growth, expanding its customer base by more than a million users.

“The rapid adoption of internet and sensor-enabled technologies in the consumer space has introduced new challenges and risks in the already complex and fragmented digital security landscape,” said Ravichandran, on behalf of WC SACD. “Intersections’ Identity Guard® consumer identity protection services will be a great addition for Intrusta as we look to expand and grow our cybersecurity solutions and build a simple and unified consumer-centric platform.”

For Intersections, the transaction is expected to offer enhanced financial and operational scale. “This acquisition is expected to create value and new opportunities for both our team and our customers while providing Intersections with the necessary capital for growth,” said Michael R. Stanfield, Executive Chairman and President of Intersections.

PJ SOLOMON acted as lead financial advisor for iSubscribed. North Point Advisors LLC acted as independent financial advisor for the Special Board Committee of Intersections. Gibson, Dunn & Crutcher LLP served as counsel to WC SACD, Ropes & Gray LLP served as counsel to General Catalyst, Kramer Levin Naftalis & Frankel LLP and Venable LLC served as counsel to Intersections, McDermott Will & Emery LLP served as counsel to iSubscribed and Olshan Frome Wolosky LLP served as counsel to the Special Board Committee of Intersections.

Forward Looking Statements
This press release contains forward-looking statements in addition to historical information. When used in this press release, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.

All statements that address activities, events or developments that Intersections, iSubscribed, General Catalyst and/or WndrCo intend, expect or believe may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as business strategy, goals and expectations concerning the acquisition (including the anticipated timing of consummation of the acquisition of Intersections and of the business combination of iSubscribed), future operations, future performance or results.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward looking statements: (i) uncertainties as to the timing of the offer and the subsequent merger; (ii) the risk that the offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Intersections stockholders tendering their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Intersections will be made; (v) the possibility that any or all of the various conditions to the consummation of the offer or the subsequent merger may not be satisfied or waived, including the failure to receive a tender of majority of the shares held by unaffiliated stockholders of Intersections; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Intersections to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Intersections’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Intersections’ ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (x) other factors as set forth from time to time in Intersections’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2017 and any subsequently filed Form 10-Qs. Any forward-looking statements made by Intersections, iSubscribed, WndrCo or General Catalyst in this press release speak only as of the date hereof. Factors or events that affect the transactions or could cause Intersections’ actual results to differ may emerge from time to time, and it is not possible for Intersections, iSubscribed, WndrCo or General Catalyst to predict all of them. None of Intersections, iSubscribed, WndrCo or General Catalyst undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information
The tender offer referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. When the tender offer is commenced, WC SACD will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO and Intersections will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer and a Transaction Statement on Schedule 13E-3 will be filed with respect to Intersections. Intersections’ stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation / Recommendation Statement and the Transaction Statement because they will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation / Recommendation Statement and the Transaction Statement will be available for free at the SEC’s website at www.sec.gov. In addition, copies of these materials and other tender offer documents will be made available for free by the information agent for the tender offer.

Intersections files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Intersections at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Intersections’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

About iSubscribed
iSubscribed is a holding company committed to creating, scaling, investing and acquiring disruptive technology to simplify digital security for consumers. Intrusta is part of the iSubscribed family. For more information, visit www.iSubscribed.com.

About Intrusta
Intrusta is a unified digital threat protection platform that makes security simple for everyone. Using adaptive technology and relentless focus on customer experience, Intrusta enables customers to manage disparate cybersecurity needs with ease. The company is headquartered in Burlington, Massachusetts. For more information, visit www.intrusta.com.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) provides innovative software solutions to help consumers and businesses manage the potential risks associated with the proliferation of their data in the virtual world. Under its IDENTITY GUARD® brand, the company utilizes advanced data-enabled technologies, including artificial intelligence, to help monitor, manage and protect sensitive information. Headquartered in Chantilly, Virginia, the company was founded in 1996. To learn more, visit www.intersections.com.

MEDIA CONTACTS:
Lark-Marie Antón	Samantha Stark	Ron Barden
Intrusta/iSubscribed	Ketchum	Intersections
(781) 552-3259	(202) 835-9424	(703) 488-6810
lark.anton@intrusta.com	samantha.stark@ketchum.com	IR@intersections.com

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